              MMI Companies, Inc. and Subsidiaries
   Exhibit 11 - Statement re Computation of Per Share Earnings
              (In thousands, except per share data)

                                Three Months        Six Months
                                Ended June 30,     Ended June 30,
                                 1997      1996     1997      1996


PRIMARY

Weighted average shares
outstanding..................    11,646    9,851    11,666    9,791

Net effect of dilutive stock
options based on the treasury stock
method using average market
price........................       279      427        329     416

Weighted average number of
common and common equivalent
shares.......................    11,925   10,278     11,995  10,207

Net income...................  $  6,813  $ 6,348   $ 13,520 $13,759

Earnings per common and
common equivalent share......  $    .57  $   .62   $   1.13 $  1.35


FULLY DILUTED

Weighted average shares
outstanding..................    11,646   9,851       11,666    9,791

Net effect of dilutive stock
options based on the treasury
stock method using ending
market price, if
higher than average.........       332     464           341     485

Weighted average number of
common and common equivalent
shares.......................   11,978  10,315        12,007  10,276

Net income................... $  6,813 $ 6,348      $ 13,520 $13,759

Earnings per common and
common equivalent share...... $    .57 $   .62      $   1.13 $ 1.34
